UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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BIOGEN IDEC INC.
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Paul Clancy, CFO Wachovia Healthcare Conference Boston, MA January 31, 2008

Forward Looking Statements This presentation includes forward-looking statements about: our expected revenues, earnings, and cash flows the size and growth of the markets for our products, estimates of sales for our products, our expected filings with regulatory agencies, the anticipated development and timing of programs in our clinical pipeline our external business development initiatives the sales potential of TYSABRI(r) Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those that we express or imply. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX(r) and RITUXAN(r), the uncertainty of success in commercializing other products including TYSABRI(r), the occurrence of adverse safety events with our products, the consequences of nomination of directors by an activist shareholder for election to our Board, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our quarterly reports on Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this presentation, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Proxy Solicitation Statement Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company's 2008 annual meeting of stockholders. Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Biogen Idec in connection with the Company's 2008 annual meeting of stockholders. In addition, Biogen Idec files annual, quarterly and special reports with the Securities and Exchange Commission (the "SEC"). The proxy statements and other reports, when available, can be obtained free of charge at the SEC's web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully any proxy statement filed in connection with the Company's 2008 annual meeting of stockholders when it becomes available before making any voting or investment decision. The Company's proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, by toll- free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.

Agenda Business Review & Outlook Strategy & Fundamentals 2008 Guidance

2003 2004 2005 2006 2007 2008 2009 2010 Revenue 1.85 2.212 2.423 2.683 3.139 EPS 1.22 1.4 1.57 2.25 2.65 Biogen Idec's Value Creation Pipeline positioned for strong growth Note: The EPS references in this slide are to non-GAAP EPS. FY 2007 Non-GAAP EPS is set to the mid-point of management guidance issued in July 2007 and excludes purchase accounting charges including amortization of acquired intangible assets and IPR&D of approximately $274 million (approximately $0.86 per share) for already completed transactions, stock option expense due to FAS 123R estimated to be in the range of $30-$40 million, (approximately $ 0.10-$0.12 per share), gain on the sale of long-lived assets of $7 million (approximately $0.02 per share), and tax impact from these items of $50-60 million, (approximately $0.16-$0.19 per share). Non-GAAP EPS for other years excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and other items and their related tax effects. Full detail provided in back up section of presentation on slide 28. Revenue and EPS CAGR 14% 21% 2003 - 2007 CAGR Goal Revenue = 15% EPS = 20% Revenue EPS $2.65** $1.22 $1.9B $3.1B* '07 Guidance *16-18% Revenue Growth **$2.60 - 2.70 EPS Pipeline Positioned for Strong Growth

2010 Operating Goals Drive exceptional revenue growth TYSABRI(r) patients on therapy exceeds 100,000 by year end 2010 AVONEX(r) maintains its patient market share in the "ABCR" market Anti-CD20 franchise growth fueled by filings in at least 2 additional indications Over 40% of revenue from International business Build the best pipeline in the industry 2 new products or major indications launched 6 programs in late stage development Continued execution of external growth strategy

Agenda Business Review & Outlook Strategy & Fundamentals 2008 Guidance

Significant Products Global Specialty Markets High Unmet Need Biogen Idec's Strategy Advance pipeline and expand TAs Expand geographic reach Develop and Commercialize Blockbuster Brands Advance world class biologics development and manufacturing capabilities Deliver strong financial performance Execute robust external growth plan

2004 2005 2006 2007E AVONEX 1417.2 1543.1 1706.7 1831 RITUXAN 615.7 708.9 810.9 916 TYSABRI 3.1 4.7 35.8 215 Strong Commercial Foundation Relaunched in US and launched in EU in July 2006 A major advance in MS for patients who need more efficacy Partnered with Elan Pharmaceuticals $3.9B in 2006 global end patient sales One of largest biologic blockbusters Standard of care for NHL Approved Feb 2006 for RA Continuing development to further expand label Partnered with Genentech Note: 2007E values are analyst mean estimates for each product's contribution to BIIB revenues Revenue to BIIB #1 prescribed MS therapy world wide Developed, launched, and marketed solely by Biogen Idec

Building Blocks for Growth 2nd and 3rd generation molecules (Ocrelizumab, etc.) Additional indications Lupus CLL MS RA - DMARD IR RA penetration and market share Additional indications (e.g. oncology) Crohn's Disease Geographic expansion Japan South America China/India Penetration and market share in MS Life cycle management Patient convenience Brand extension Geographic expansion Japan South America China/India Increased penetration & market growth

TYSABRI(r) Patient Update Current AVONEX US 70000 Int'l 60000 Clinical 2008 2009 2010 US 10500 40000 Int'l 5500 60000 Clinical 1000 WW Patients on Therapy 100,000 130,000+ TYSABRI(r) Patients Oct '06 Feb Apr May July Sept Dec Total 3100 7500 10000 12500 14000 17000 21000 AVONEX(r) Patients 21,000 2007 ~5% WW Market Share

TYSABRI(r) Patient Update As of late December 2007: over 21,000 world wide patients on TYSABRI(r) therapy US Commercial: ~12,900 patients on commercial therapy International Commercial: ~7,500 patients on commercial therapy Clinical Trials: ~700 patients on therapy in clinical trials 95 of the top 100 physicians have prescribed TYSABRI(r) No cases of PML since relaunch in US and launch in EU in July 2006 As of mid-December 2007 Cumulatively, in the combined clinical trial and post marketing settings, up to 30,900 patients have been treated with TYSABRI(r); and Of those patients, up to 6,300 have received at least one year of TYSABRI(r) therapy. 4 out of 5 TYSABRI(r) patients are new to the Biogen Idec MS franchise

Significant Growth Opportunity NHL (with 3 label expansions in '06) RA - anti-TNF-IR (launched Q1 '06) RA label expansions - Ph. 3 (including DMARD-IR) CLL - Ph. 3 PPMS - Ph. 2/3 RA - Ph.1/2 completed RRMS - Ph. 2 planned Ocrelizumab Ocrelizumab SLE Ph. 2/3 & LN Ph. 3 in 2009 Marketed 2008 Data Readouts

Rituxan®
Rituximab

Expanding the RITUXAN® Franchise

Indication	Global Market Size	H1 2008 Data Readouts
Rheumatoid Arthritis (Current label)	$6+ billion • 300K TNF-IR patients • 1.3 million DMARD IR patients	Ph. 3: reduction in signs and symptoms at week 24 (%ACR 20) among other composite endpoints ✓ Positive top line data on January 25th
Multiple Sclerosis	$5+ billion • ~75K PPMS patients	Ph. 2/3 in PPMS: efficacy, time to disease progression (EDSS) over 96 weeks, safety, and tolerability
Lupus	1.5 million patients • ~1/3 of SLE pts have Lupus Nephritis	Ph. 2/3: efficacy in in achieving and maintaining a major clinical response or partial clinical response at 52 weeks

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Markets in which Biogen Idec is Investing Neurology Oncology Immunology Cardiology Hemophilia MS Parkinson's Disease Neuropathic Pain Hematologic Tumors Solid Tumors Rheumatoid Arthritis GI Disorders Lupus Congestive Heart Failure Pulmonary Arterial Hypertension Factor VIII Factor IX Pipeline Commercial Specialty Market # of Dev Programs 7 1 1 4 5 4 2 2 2 1 1 1 $1.7B ~$0.8 B ~$0.1B BIIB Revenue

Growth Beyond 2010 PC/Ph. 1 Registrational or Filing Internally Sourced Externally Sourced Factor IX Hem B Factor VIII Hem A Neublastin Neuropathic Pain Anti-CD40L Fab SLE Anti-IGF-1R Solid Tumors Adentri CHF Aviptadil PAH BIIB14 PD CDP323 MS Daclizumab MS HSP90i GIST Volociximab Ovarian TYSABRI(r) Multiple Myeloma BG-12 MS TYSABRI(r) CD Lixivaptan Hyponatremia/CHF Ocrelizumab RA Anti-CRIPTO Solid Tumors Anti-TWEAK RA Avonex UC RAF Solid Tumors Anti-CD20 RRMS LTbR-Fc RA Proof of Concept/Ph. 2 Lumiliximab CLL Galiximab NHL RITUXAN(r) RA DMARD IR RITUXAN(r) Lupus RITUXAN(r) PPMS RITUXAN(r) CLL 15 Programs in Ph. 2 or Beyond

Growth Beyond 2010

Expected Data Readouts

	PC/Ph. 1	*Proof of Concept/Ph. 2*	*Registrational or Filing*
Internally Sourced	Anti-CRIPTO Solid Tumors Anti-TWEAK RA Avonex UC RAF Solid Tumors	Anti-CD20 RRMS LTβR-Fc RA ✓ H2 '07 Ph2a ☐ H2 '08 Ph2b	Lumiliximab CLL Galiximab NHL RITUXAN® RA DMARD IR ✓ H1 '08 Ph3 RITUXAN® Lupus ☐ H1 '08 Ph2/3 RITUXAN® PPMS ☐ H1 '08 Ph2/3 RITUXAN® CLL ☐ H2' 08 Ph3
Externally Sourced	Factor IX Hem B ☐ H2 '08 Ph1/2 Factor VIII Hem A Neublastin Neuropathic Pain Anti-CD40L Fab SLE Anti-IGF-1R Solid Tumors	Adentri CHF ☐ H1 '08 Aviptadil PAH BIIB14 PD ☐ H2 '08 Ph2a CDP323 MS Daclizumab MS ✓ H2 '07 Ph2 HSP90i GIST ☐ H2 '08 Ph1/ 2 Volociximab Ovarian ☐ H2 '08 Ph2 TYSABRI® Multiple Myeloma	BG-12 MS TYSABRI® CD Lixivaptan Hyponatremia/CHF Ocrelizumab RA

15 Programs in Ph. 2 or Beyond

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2008 Data Readouts: Emerging Pipeline

Program/ Indication	Data Readout	Timing	Highlights
BIIB14 in Parkinson's Disease	• Ph. 2a mono therapy in late stage PD: safety, tolerability, and improvements in motor scores	H2 '08	• Represents an exciting new pathway in an indication with high unmet need
	• Ph. 2a combo therapy in early stage PD: safety, tolerability, and EPDRS score	H2 '08	
HSP90i in GIST	• Ph. 2 in GIST: reduction in tumor activity with FDG-PET imaging	H2 '08	• Exciting class of drug • First oral HSP90i to enter clinical development
Factor IX in Hemophilia B	• Ph. 1/2 in Hemophilia B: FIX levels in the blood stream	H2 '08	• Low risk to proof of efficacy • Proprietary longer acting FIX:Fc fusion protein
Baminercept (LTβR-Fc) in Rheumatoid Arthritis	• RESPOND: Ph. 2b in DMARD-IR RA: % ACR 50 at week 14, ACR 20, ACR 70, QoL, and other endpoints	H2 '08	• Novel therapeutic approach • Ph. 2a data drove initiation of robust Ph. 2b program
	• REACT: Ph. 2b in TNF-IR RA: % ACR 50 at week 14, ACR 20, ACR 70, QoL, and other endpoints	H2 '08	
Volociximab in Ovarian Cancer	• Ph. 2 mono therapy in 3rd line ovarian: ORR, PFS, DR, TTP, OS, and CA125 • Also enrolling Ph. 1 NSCLC combo trial	H2 '08	• Novel anti-angiogenic therapeutic targeting multiple cell types within the tumor

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Agenda Business Review & Outlook Strategy & Fundamentals 2008 Guidance

2008 Financial Guidance First provided January 7, 2008 15 to 20% revenue growth over 2007 Increasing leverage of operating margins R&D: 26-28% of revenue SG&A: 21-23% of revenue Tax rate expected to be 28% - 30% GAAP EPS guidance $2.23 - $2.38 Non-GAAP EPS $3.20 - $ 3.35 Capital Expenditures $210 - $260 million Note: Non-GAAP EPS excludes FAS123R stock option expensing of ~$20 million pre-tax ($0.05 per share after-tax) and purchase accounting and merger-related accounting impacts of ~$340 million pre-tax ($0.92 per share after-tax) for already completed transactions.

Paul Clancy, CFO Wachovia Healthcare Conference Boston January 31, 2008

GAAP to non-GAAP Reconciliation

2003 -2006 Diluted EPS and Net Income

Condensed Consolidated Statements of Income – Operating Basis	FY 2003	FY 2004	FY 2005	FY 2006
GAAP diluted EPS	**(4.92)**	**0.07**	**0.47**	**0.63**
Adjustment to net income (see below)	6.14	1.38	1.10	1.62
Effect of FAS128 and ETIF 0306	-	(0.05)	-	-
Non-GAAP diluted EPS	**1.22**	**1.40**	**1.57**	**2.25**
GAAP Net Income ($M)	**(875.1)**	**25.1**	**160.7**	**217.5**
Revenue – Premerger Biogen product royalty and corporate partner revenue	1,173.1	-	-	-
COGS – Fair value step up of inventory acquired from Biogen and Fumapharm	231.6	295.5	34.2	7.8
COGS – Pre-merger Biogen cost of sales	(179.2)	-	-	-
COGS – Royalties related to Corixa	1.8	-	-	-
COGS – Amevive divesture	-	-	36.4	-
R&D – Pre-merger Biogen net R&D	(301.1)	-	-	-
R&D – Severance and restructuring	-	3.1	20.3	0.3
R&D – Sale of plant	-	-	1.9	-
SG&A – Pre-merger Biogen SG&A	(346.7)	-	-	-
SG&A – Merger related and purchase accounting costs	-	-	-	0.1
SG&A – Severance and restructuring	13.2	9.3	19.3	2.0
Amortization of intangible assets primarily related to Biogen merger	33.2	347.7	302.3	267.0
Acquisition of in-process R&D related to Biogen Idec merger and Conforma, Syntonic, and Fumapharm acquisitions	823.0	-	-	330.5
Loss/(gain) on settlement of license agreements with Fumedica and Fumapharm	-	-	-	(6.1)
(Gain)/loss on sale of long lived assets	-	-	111.8	(16.5)
Pre-merger Biogen other income	32.9	-	-	-
Write down of investments	-	12.7	-	-
Charitable donations and legal settlements	30.7	-	-	-
Income taxes – Effect of reconciling items	(205.8)	(195.4)	(145.2)	(70.3)
Stock option expense	-	-	-	44.5
Non-GAAP Net Income	**431.7**	**498.0**	**541.7**	**776.8**

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